UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 21, 2014

ZAXIS INTERNATIONAL INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-15476

Delaware	68-0080601
(State of Incorporation)	(I.R.S. Employer Identification No.)

7 Jabotinski Street, Suite 5709, Ramat Gan, Israel	52520
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, including area code: (972) 3611-6720

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 21, 2014, the Registrant's Board of Directors appointed Jehuda Maimon, age 56, as Chief Executive Officer, Chief Financial Officer and Director of the Registrant. Mr. Maimon, a certified tax advisor in Israel. During the past five years, Mr. Maimon has served in the following positions: (i) Since January 2014, he has been a director and general manager of WideMed Ltd., a public Israeli company listed on the Tel-Aviv Stock Exchange (the "TASE"). WideMed is engaged in the growing bio-medical signal diagnostics and treatment market. Mr. Maimon's responsibilities include evaluation and analysis of potential merger and acquisition candidates and strategic business initiatives; and (ii) From 2009 to the present, Mr. Maimon had been vice president of finance and general manager of Zeusport Ltd., a private company, the largest Sports Club in Israel. Since 1981, Mr. Maimon has been an active investor real estate, both in Israel and Europe. Mr. Maimon previously served as a financial and business consultant to Alonai Meitar Ltd. and Tshua 10 Ltd., both private companies engaged in the real estate investment business, principally in Eastern Europe.

Mr. Maimon is a graduate of College of Management-Academic Studies, Rishon LeZion, Israel, the largest College in Israel.

On November 21, 2014, in connection with the appointment of Mr. Maimon, the Registrant's Board of Directors accepted the resignation of Ivo Heiden as CEO, CFO and Director of the Registrant. Mr. Heiden resigned as an officer and director in order to pursue other business opportunities and had no disagreements with the Registrant's operations, policies or practices.

Mr. Heiden's letter of resignation dated November 21, 2014, is attached as Exhibit 17.1 hereto.

Item 9.01 Financial Statements and Exhibits

(b) The following documents are filed as exhibits to this current report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description
17.1	Letter of Resignation of Ivo Heiden, dated November 21, 2014, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Jehuda Maimon CEO Jehuda Maimon Date: November 21, 2014